Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Increase to Quarterly Dividend
and Results of Annual Shareholders Meeting

CARMEL, Ind., May 6, 2015 - CNO Financial Group, Inc. (NYSE: CNO) announced that its board of directors has approved a 17% increase in its quarterly dividend. The board declared a quarterly cash dividend of $0.07 per share on the Company’s common shares, payable June 24, 2015, to shareholders of record at the close of business on June 10, 2015.
CNO also announced today that shareholders at the company's annual meeting earlier today:

•
Elected nine directors (Edward Bonach, Ellyn Brown, Robert Greving, Mary (Nina) Henderson, Charles Jacklin, Daniel Maurer, Neal Schneider, Frederick Sievert and Michael Tokarz) to serve terms expiring at next year's annual meeting.

•	Approved the adoption of the Amended and Restated Section 382 Shareholder Rights Plan.

•	Approved the adoption of the 2015 Pay for Performance Incentive Plan.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2015.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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